UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2022

Goldman Sachs Middle Market Lending Corp. II

(Exact name of registrant as specified in its charter)

Delaware	000-56369	87-3643363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Street, New York, New York	10282
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 655-4702

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b–2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 7.01 – Regulation FD Disclosure.

On December 13, 2022, Goldman Sachs Middle Market Lending Corp. II (the “Company”) disclosed the below information:

Conflicts of Interest

The sub-section of the Memorandum entitled “Potential Conflicts of Interest—Management of the Company by the Investment Adviser—Investments in Goldman Sachs Money Market Funds” is hereby replaced in its entirety by the following:

Investments in Goldman Sachs Money Market Funds

To the extent permitted by applicable law, the Company may invest in money market and other funds sponsored, managed or advised by Goldman Sachs. The Investment Adviser expects to waive a portion of its management fee payable by the Company in an amount equal to any management fees it earns as an investment adviser for any affiliated money market funds in which the Company invests (the “Money Market Fund Waiver”). However, the Investment Adviser is not obligated to continue the Money Market Fund Waiver at any time and may in its discretion elect to discontinue the Money Market Fund Waiver in the future. As a result, if the Money Market Fund Waiver is discontinued, there could be “double fees” involved in making an investment in the Company because Goldman Sachs could receive fees with respect to both the Company’s management and such money market fund.

Recent Investment Activity

From October 13, 2022 to December 6, 2022, the Company made new investment commitments of $69.6 million. The new investment commitments comprised first lien debt, made in five new Portfolio Companies.

Set forth below is a brief description of the Company’s investment activity during the period from October 13, 2022 to December 6, 2022:

New Investment Commitments:

iWave Information Systems, Inc. (“iWave”)

iWave is a provider of an intelligence platform utilized by philanthropic entities to maximize fundraising effectiveness and efficiency. Through the iWave platform, non-profit organizations can screen existing donor lists for information that indicates donors’ capacity, propensity and affinity for donating to any particular cause. In October 2022, the Company provided a $1.1 million revolver and a $8.9 million first lien term loan to iWave. The foregoing first lien loans bear interest at a rate of SOFR plus 6.75% (subject to a 1.00% SOFR floor) per year and mature in 2029.

Trader Corporation (“Trader”)

Trader is Canada’s leading digital automotive marketplace, offering a comprehensive set of marketing and software solutions to Canadian automotive dealerships. In November 2022, the Company provided a CAD 1.3 million revolver and a CAD 17.0 million first lien term loan to Trader. The foregoing first lien loans bear interest at a rate of the Canadian Dollar Offered Rate (“CDOR”) plus 6.75% (subject to a 0.75% CDOR floor) per year and mature in 2027 and 2028, respectively.

Millstone Medical Outsourcing, LLC (“Millstone”)

Millstone provides post-manufacturing services to medical manufacturers, including sterile and non-sterile packaging, advanced inspection, validation, distribution, loaner kit management, reverse logistics and information technology solutions. In November 2022, the Company provided a $5.2 million first lien term loan to Millstone. The foregoing first lien loan bears interest at a rate of SOFR plus 6.00% (subject to a 1.00% SOFR floor) per year and will mature in 2027.

Spotless Brands, LLC (“Spotless”)

Spotless is a rollup platform of four car wash brands in seven geographic markets. Spotless has 124 open units across its four brands (Cobblestone, Flagship, Okie and Ultimate Shine). Plans for growth include de novo builds under each of the brands (focused on express units) and tuck in acquisitions both in existing and new geographic markets. In November 2022, the Company provided a $10.8 million first lien term loan and a $1.7 million delayed draw term loan to Spotless. The foregoing first lien loans bear interest at a rate of SOFR plus 6.50% (subject to a 1.00% SOFR floor) per year and will mature in 2028.

Humanstate Limited (“PayProp”)

PayProp is an integrated software and payments platform for the residential property rental industry mainly serving South Africa and the UK. PayProp serves property management companies and agents by automating the rental payment administrative process, including rental management, bank integrations and reconciliations. In November 2022, the Company provided a £2.3 million revolver, a £15.0 million first lien term loan and a £6.5 million delayed draw term loan to PayProp. The foregoing first lien loans bear interest at a rate of SONIA plus 6.00% (subject to a 0.50% SONIA floor) per year and will mature in 2028.

* * *

The information disclosed under this Item 7.01 is being “furnished” and shall not be deemed “filed” by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Goldman Sachs Middle Market Lending Corp. II (Registrant)

Date: December 13, 2022	By:	/s/ Alex Chi
Name: Alex Chi
Title: Co-Chief Executive Officer and Co-President

	By:	/s/ David Miller
Name: David Miller
Title: Co-Chief Executive Officer and Co-President